                                                                   EXHIBIT 10.11



                               FORM OF AFFILIATE

                                   AGREEMENT

                               TABLE OF CONTENTS

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Section                                                              Page
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   1.  DEFINITIONS.................................................    1

   2.  GRANT OF FRANCHISE..........................................    4

   3.  TERM AND RENEWAL............................................    5

   4.  MARKS.......................................................    6

   5.  AFFILIATE OPERATIONS........................................    7

   6.  OPERATING STANDARDS.........................................    8

   7.  OTHER OBLIGATIONS OF USWEB..................................   11

   8.  ADVERTISING.................................................   11

   9.  ACCOUNTING AND RECORDS......................................   12

   10. PAYMENTS AND FEE............................................   13

   11. COVENANTS...................................................   14

   12. TRAINING AND ASSISTANCE.....................................   16

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
   13. DEFAULT AND TERMINATION.....................................   16

   14. OWNERSHIP AND TRANSFER......................................   19

   15. GENERAL PROVISIONS..........................................   22

                                       2

                                     USWEB
                              AFFILIATE AGREEMENT

     This Affiliate Agreement is made this _____ day of __________________, 19____, (the "Effective Date") by and between USWeb Corporation, a Utah Corporation with its principal place of business at 3000 Lakeside Drive, Santa Clara, California 95054 ("USWeb"), and ____________________________________
_____________________________________________________________________
("Affiliate") (sometimes a "Party" or, collectively, "the Parties").

                                   PREAMBLES

     1. USWeb has developed and owns a proprietary business system (the "USWeb System"), identified by the mark "USWeb/TM/", relating to the development and operation of businesses offering services for the design, development, operation, and maintenance of customer 's Intranets or sites on the Internet, and providing customer education on related topics.

     2. The USWeb System includes, and will include, without limitation, software, products, and services for the development, operation, service, and support of Internet Web sites for Affiliate's customers, including turnkey development and deployment systems and specifications; development content, aids, and templates; techniques and materials for promotion, advertising, and marketing to customers; customer education programs, record keeping and reporting methods; training in operation of the USWeb Business; and other tangible and intangible property contributing to the continuity and uniformity of the USWeb Network.

     3. Affiliate's Application to become a USWeb Affiliate has been approved by USWeb in reliance upon all of the representations made and information contained in that Application.

     4. The Parties intend this Agreement to establish the basis for ensuring uniform standards of quality, performance, operation, and reputation of Affiliate's USWeb business; enhancing and protecting the USWeb names and marks; ensuring the full and fair collection of Affiliate's financial obligations to USWeb; and, generally, providing an objective contractual basis for a fair and mutually satisfactory business relationship between the Parties.

     THEREFORE, the Parties, in consideration of the undertakings and commitments of each Party to the other Party contained in this Agreement, and for other good and valuable consideration, agree as follows:

1.   DEFINITIONS

     These terms shall have the following meanings in this Agreement:

1.1 "USWeb" means USWeb Corporation, the Franchisor under this Agreement, which is a Utah Corporation with its principal place of business at 3000 Lakeside Drive, Santa Clara, California 95054, and its successors and assigns pursuant to this Agreement.

1.2 "Affiliate" shall mean the individual, corporation, partnership, or other legal person which is the signatory to this Agreement.

1.3  "Affiliate Associates" shall mean:

     a. any officer or director, or holder of ten percent (10%) or more of any beneficial ownership interest in any corporation owning or controlling Affiliate, if Affiliate is a corporation; or

     b. any general partner or limited partner (including any corporation and its officers, directors and holders of ten percent (10%) or more of the ownership of any corporation which owns or controls, directly or indirectly, any general partner or limited partner), if Affiliate is a partnership.

1.4 "USWeb Business" shall mean the business operated by Affiliate pursuant to this Agreement, utilizing the USWeb System in the design, development, operation, and maintenance of customer's Intranets or sites on the Internet, and providing customer education on related topics.

1.5 "USWeb Network" shall mean the network of USWeb and all USWeb Businesses operated by all USWeb Affiliates.

1.6 "USWeb System" shall mean the Marks, USWeb Proprietary Information, and all techniques, know-how, standards, specifications, policies, procedures, and other methods of doing business used in the operation of a USWeb Business, as developed and modified from time to time by USWeb, as set forth in the Operations Manual.

1.7 "Adjusted Gross Revenues" shall mean Affiliate's gross revenues from the operation of the USWeb Business, determined using United States Generally Accepted Accounting Principles (USGAAP), adjusted for (a) the amount of Affiliate's unburdened direct cost for (i) computer hardware products resold to Affiliate's customers, (ii) commercial non-custom software not developed by Affiliate (as described in the Operations Manual) resold to Affiliate's customers, (iii) goods and/or services purchased from USWeb and resold to Affiliate's customers, and (iv) Internet access services purchased from USWeb-approved suppliers and resold to Affiliate's customers; (b) bona fide refunds, credits, or allowances resulting from customer change orders; and (c) taxes required to be collected by Affiliate in connection with the operation of the USWeb Business, which are added to the price of goods or services invoiced to Affiliate's customers and actually paid to appropriate governmental authorities. Adjusted Gross Revenues shall not be adjusted for any costs of generating revenues, operating expenses (including the write off of uncollectible accounts receivable or other bad debt expenses), non-operating expenses, or other expenses relating to the operation of the USWeb Business.

1.8 "Advertising & Marketing Fund" or "the Fund" shall mean the fund administered by USWeb, pursuant to the provisions of Section 8.0 of this Agreement.

1.9 "Authorized Offering" shall mean those products or services which are authorized by USWeb, in its discretion from time to time during the term of this Agreement and described in the Operations Manual, which are closely related to accessing, establishing, or generating an Intranet or a presence on the Internet.

1.10 "Incapacity" shall mean the inability of Affiliate to operate or oversee the operation of the USWeb Business on a regular basis, by reason of any continuing physical, mental, or emotional disability, chemical dependency, or any other limitation resulting in Affiliate's inability to operate or oversee the operation of the USWeb Business. Any dispute as to the existence of Incapacity shall be resolved by majority decision of three licensed medical physicians practicing in the state of the location of the USWeb Business, with each Party selecting one medical physician, and the two medical physicians so designated selecting the third medical physician. The decision of the majority of the three medical physicians shall be binding upon the Parties and all costs of making such decision shall be borne by the Party against whom it is made.

1.11 "USWeb Intellectual Property" shall mean any and all patents, patent applications (including any amendments, continuations, divisions, subdivisions, substitutes, reissues, or re-examinations), inventions, industrial models, designs, copyrights, trademarks, service marks (including all registered, unregistered, and common law copyrights, trademarks, or service marks), logos, slogans, characters, trade secrets, know-how, show-how, licenses, sublicenses, and permissions to use copyrighted materials of others ("Intellectual Property"), including USWeb Proprietary Information and all forms of implementations incorporating USWeb Intellectual Property, and including assignments of "derivative works" [as defined in the U.S. Copyright Act, 17 U.S.C. (S)101 (1994)] of USWeb Intellectual Property from Affiliate and other USWeb Affiliates, which may be licensed or sublicensed by USWeb, either to Affiliate or to Affiliate's customers. USWeb Intellectual Property shall not include any Intellectual Property developed independently or owned by Affiliate which does not include, or is not based upon, any USWeb Intellectual Property.

1.12 "Mark" or "Marks" shall mean the trademark and service mark USWeb/TM/, in approved form or style as set forth from time to time in the Operations Manual or other communication from USWeb relating to the Marks, as well as all other trademarks, service marks, trade names, slogans, designs, packaging, trade dress, or other descriptive, distinctive, or identifying characteristics which may be adopted and used by USWeb for use in the USWeb System, as set forth from time to time in the Operations Manual.

1.13 "Operations Manual" shall mean the set of materials, however published and delivered, which sets forth the standards, specifications, policies, procedures, methods, approved products and services, and other USWeb Proprietary Information relating to the operation of a USWeb Business, and all amendments, supplements, bulletins, notices, and memoranda relating to such materials which may be provided to Affiliate by USWeb in its sole discretion, from time to time.

1.14 "USWeb Proprietary Information" shall mean all information, in any form, relating to the USWeb System or the operation of a USWeb Business which (a) is not generally available and known to the general public, (b) has not been disclosed to Affiliate on a non-confidential basis by a third party,
     (c) has not been developed independently by Affiliate, or (d) has not been publicly disclosed by a duly authorized representative of USWeb. USWeb Proprietary Information shall include, but not be limited to, the contents of the Operations Manual, marketing and sales information and plans, operations, specifications, procedures, Authorized Offerings, technical and pricing information, and other items, tangible or intangible, which relate to the USWeb System, as modified from time to time by USWeb in its sole discretion, but which modifications shall not materially modify any term or condition of this Agreement.

1.15 "SMSA Class" shall mean USWeb's classification of the Standard Metropolitan Statistical Areas ("SMSA"), as defined by the U.S. Census Bureau or its successor, in which Affiliate's USWeb Business is located.

1.16 "Transfer" shall mean any act by Affiliate to sell, assign, transfer, convey, give away, or encumber all or any part of its interest in this Agreement or its interest in the franchise granted by this Agreement or a controlling interest in any proprietorship, partnership, or corporation that owns any interest in this Agreement or in the franchise, to any person.

1.17 "Startup Date" shall mean the date, set forth in Exhibit A to this Agreement, on

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     which Affiliate's obligations to pay Royalty & Service Fees and Advertising
     & Marketing Fees shall commence.

2.   GRANT OF FRANCHISE
     ------------------

2.1 Subject to all terms and conditions of this Agreement and to the continuing good faith performance of such terms and conditions by Affiliate during the term of this Agreement, USWeb grants to Affiliate a nonexclusive franchise:

     a. to adopt and use the USWeb System to operate a USWeb Business in the SMSA specified in Exhibit A to this Agreement;

     b. to operate the USWeb Business continuously during business hours necessary to complete projects in a timely manner and in compliance with customer expectations, in accordance with the terms and conditions of this Agreement and the Operations Manual;

     c.   to advertise the USWeb Business to the public as a USWeb Business; and

     d. to promote, market, offer, sell, and provide to the public authorized USWeb products and services ("Authorized Offerings"), in accordance with the terms and conditions of this Agreement, the Operations Manual, related licenses, and other communications from USWeb to Affiliate from time to time.

2.2 USWeb also grants to Affiliate the following nonexclusive licenses, to be used by Affiliate only during the term of this Agreement and only in conjunction with the franchise granted by this Agreement:

     a. a nonexclusive license to use the Marks, in accordance with USWeb's standards and requirements for usage of the Marks, as set forth in this Agreement, in the Operations Manual, and in other periodic communications from USWeb to Affiliate relating to the Marks; and

     b. a nonexclusive license to use USWeb Intellectual Property, as distributed by USWeb to Affiliate from time to time during the term of this Agreement, in accordance with the terms and conditions of any related licenses for USWeb Intellectual Property, and in accordance with USWeb's standards and requirements for USWeb Intellectual Property, as set forth in this Agreement, in the Operations Manual, and in other periodic communications from USWeb to Affiliate relating to USWeb Intellectual Property; and

     c. a nonexclusive license to use USWeb Proprietary Information, as disclosed by USWeb to Affiliate from time to time during the term of this Agreement,

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

          in accordance with USWeb's standards and requirements for usage of USWeb Proprietary Information, as set forth in this Agreement, in the Operations Manual, and in other periodic communications from USWeb to Affiliate relating to USWeb Proprietary Information.

2.3 USWeb shall deliver to Affiliate a current version of the Operations Manual, which USWeb shall update and revise, from time to time during the term of this Agreement in its sole discretion.

2.4 Subject only to Affiliate's SMSA Territory Rights, as may be set forth in Exhibit D to this Agreement, the franchise and licenses granted to Affiliate by this Agreement are nonexclusive and USWeb shall have, at all times throughout the term of this Agreement and at all places, including in the SMSA where Affiliate's USWeb Business is located, the unqualified right to open and operate, or to franchise and license others to open and operate, businesses utilizing the USWeb System.

3.   TERM AND RENEWAL
     ----------------

3.1  The term of this Agreement shall be ten (10) years from the Effective Date.

3.2 If, prior to expiration of the term of this Agreement, Affiliate has complied with Sections 3.2(a) and 3.2(b) of this Agreement, and is not otherwise in default under this Agreement, then Affiliate may elect to renew as a USWeb Affiliate, by complying with the provisions of Sections
     3.2 and 3.3 of this Agreement, unless Affiliate has received notice from USWeb in accordance with Section 3.5 of this Agreement that the franchise will not be renewed. In order to qualify to renew as a USWeb Affiliate:

     a. During the term of this Agreement, Affiliate must have substantially complied with all material terms and conditions of this Agreement and any other agreement between Affiliate and USWeb; and

     b. Affiliate must have given written notice of its election to renew as a USWeb Affiliate to USWeb not less than four (4) months and not more than six (6) months prior to the expiration of the term of this Agreement.

3.3 If Affiliate has complied with the requirements of Section 3.2 of this Agreement, then the following additional conditions precedent must be satisfied at least ninety (90) days prior to the expiration of the term of this Agreement in order to renew as a USWeb Affiliate:

     a. Affiliate must qualify under USWeb's then-current criteria for new USWeb Affiliates, including all financial, operational, and business suitability criteria

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

          then-utilized by USWeb in evaluating and approving applications to become a USWeb Affiliate. If USWeb is not offering new franchises at the time of Affiliate's renewal, then the requirements of this Section 3.3(a) shall be deemed waived.

     b. USWeb and Affiliate must execute the then-current form of USWeb Affiliate Agreement, including all other ancillary agreements and legal instruments then used by USWeb in connection with the granting of USWeb franchises; refusal by Affiliate to execute such agreements and instruments within thirty (30) days of delivery to Affiliate shall be deemed an election by Affiliate not to renew as a USWeb Affiliate;

     c. Affiliate must satisfactorily complete USWeb's renewal training program, provided that such training shall not be longer than the training period then required of new USWeb Affiliates;

     d. The Parties must execute and deliver a mutual general release, in a form satisfactory to USWeb, generally releasing any and all claims the Parties may have against each other, or their respective subsidiaries, affiliates, or predecessors, and their respective partners, officers, directors, agents, shareholders, and employees, for any acts or omissions that may have arisen from the relationship of the Parties prior to the date of the release; and

     e. Affiliate shall pay to USWeb a Renewal Fee of Two Thousand Five Hundred Dollars ($2,500).

3.4 All supplements, additions, or other modifications to this Agreement of whatever kind, nature, and description shall terminate upon the expiration of this Agreement or execution of the then-current form of USWeb Affiliate Agreement. No addenda, supplements, additions, or other modifications to this Agreement shall survive expiration or termination of this Agreement.

3.5 If USWeb elects not to renew Affiliate as a USWeb Affiliate, then USWeb shall give Affiliate written notice of its election not to renew, specifying the reasons for non-renewal, not later than one hundred eighty
     (180) days prior to the expiration of the term of this Agreement.

4.   MARKS
     -----

4.1 Affiliate acknowledges and shall not contest the validity of the Marks and acknowledges that the Marks are the sole and exclusive property of USWeb. All goodwill associated with the Marks, including any goodwill which might be generated by Affiliate and all other USWeb Affiliates, shall remain the sole property

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     of USWeb. Affiliate shall not oppose or seek to cancel any registration of any of the Marks, in the United States or elsewhere, or aid or abet others in such activities, during or after the term of this Agreement.

4.2 Affiliate shall use the Marks solely for the purposes and to the extent of the rights, licenses, and franchise granted by this Agreement and only in accordance with this Agreement and the Operations Manual. Affiliate shall not use the Marks in the offering of any product or service which is not an Authorized Offering, or in any other manner not expressly authorized by this Agreement, by the Operations Manual, or separately in writing by USWeb.

4.3 Affiliate shall not use the Marks, or any colorable imitation or similar mark, directly or indirectly, for any purpose whatsoever, other than the purposes intended by this Agreement, at any time during or after expiration or termination of this Agreement.

4.4 Affiliate shall not license, sublicense, or grant, in any manner, any interest in the Marks to any person at any time, during the term of, or after expiration or termination of, this Agreement. Any such act by Affiliate shall constitute irreparable harm to USWeb and other USWeb Affiliates and shall constitute a material breach of this Agreement.

4.5 Affiliate shall notify USWeb immediately of any apparent infringement of or challenge to Affiliate's use of any of the Marks or claim by any person of any rights in any of the Marks. USWeb shall have sole discretion to take such action, if any, as it deems appropriate, and Affiliate shall cooperate with USWeb in all activities reasonably required by USWeb to preclude or terminate unauthorized use of the Marks or any confusingly similar name or Mark. Affiliate shall not be liable for attorney's fees, court costs, or other legal expenses incurred by USWeb in pursuit of infringement actions. Any and all damages or other amounts recovered in any such action or proceeding shall be the sole property of USWeb.

4.6 USWeb shall indemnify and hold harmless Affiliate against all claims arising from Affiliate's proper or authorized use of the Marks in accordance with this Agreement and the Operations Manual. USWeb, in its sole discretion, shall police and enforce its rights in the Marks.

4.7 Affiliate shall not use the Marks as part of any corporate or trade name, or with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form, during or after expiration or termination of this Agreement, except as a fictitious business name, which shall be in the form prescribed by, and subject to the prior written approval of, USWeb, in accordance with the policies and procedures set forth in the Operations Manual.

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4.8  USWeb in its sole discretion from time to time, may determine that use of certain Marks should be modified or discontinued throughout the USWeb Network, and/or that the USWeb Network shall use one or more additional or substitute Marks. Subject to all other terms and conditions of this Agreement, Affiliate shall comply with USWeb's directions to implement such changes, within a reasonable time after notice to Affiliate by USWeb.

4.9 All issues relating to the Marks shall be governed by and construed in accordance with the Lanham Trademark Act (15 U.S.C. (S)1051, et seq.).

5.   AFFILIATE OPERATIONS
     --------------------

5.1 Affiliate shall comply with all terms and conditions of this Agreement and the Operations Manual, in the operation of the USWeb Business.

5.2 The location and premises of the USWeb Business identified in Exhibit A shall be approved in advance and in writing by USWeb. Affiliate shall commence operations of the USWeb Business at the location, using the USWeb System, within ninety (90) days of the Effective Date. Affiliate acknowledges and agrees that time is of the essence in the commencement of operations, and that Affiliate's failure to meet the time limits imposed in this Section 5.2 of this Agreement, unless extended in writing by USWeb, shall be a material breach of this Agreement and may be grounds for termination of the Agreement at the sole option of USWeb, without further liability to Affiliate.

5.3 Affiliate shall be solely responsible for compliance with applicable federal, state, and local requirements with respect to the premises of the USWeb Business, for the maintenance of suitable premises for the operation of the USWeb Business during the term of this Agreement, and for all lease payments or other financial obligations of Affiliate relating to the premises or the USWeb Business. USWeb does not guarantee any such payments or other financial obligations, and Affiliate may not act in any way which might bind or obligate, or attempt to bind or obligate, USWeb to the terms of any such lease or other financial obligations.

5.4  Affiliate shall not relocate the USWeb Business (a) from the location or
     (b) outside the SMSA set forth in Exhibit A to this Agreement, without the prior written consent of USWeb, which consent shall not be unreasonably withheld. USWeb may impose conditions precedent to approval of any relocation in its sole discretion. Any such relocation of the USWeb Business shall be at Affiliate's sole expense, and USWeb shall have the right to charge Affiliate for all costs incurred by USWeb in connection with such relocation, including a reasonable fee for its services in connection with any such relocation, as set forth in the Operations Manual.

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6.   OPERATING STANDARDS
     -------------------

6.1 In order to maintain the high quality and consistent standards associated with the USWeb System and Marks, Affiliate shall:

     a. Devote full time and best efforts to establish and operate the USWeb Business in accordance with all terms and conditions of this Agreement and the Operations Manual; Affiliate may designate a qualified employee for such purpose, and USWeb reserves the right to approve the person so designated by Affiliate;

     b. Maintain the condition and appearance of the premises of the USWeb Business, consistent with USWeb's standards for USWeb Businesses; and improve and upgrade the premises from time to time as may be required or reasonably necessary, in accordance with standards and specifications set forth by USWeb in the Operations Manual, the lease for the premises, and in other communications from USWeb to Affiliate, from time to time;

     c. Promote the USWeb Business using the advertising and promotion materials developed and made available by USWeb, from time to time.

     d. Use only prescribed forms of customer agreements and licenses, as set forth from time to time in the Operations Manual, and not enter into any other forms of agreement with customers which would have the effect of abrogating any provision in any prescribed form or of this Agreement;

     e. Complete and submit to USWeb, on a timely basis, the then-current forms and reports prescribed for all USWeb Affiliates in the Operations Manual.

     f. Maintain an accounting and record keeping system, approved in accordance with the standards and specifications set forth in the Operations Manual, including the basic accounting information necessary to prepare financial statements and a general ledger in accordance with United States Generally Accepted Accounting Principles (USGAAP) utilizing a standard chart of accounts as set forth in the Operations Manual, with adequate and verifiable records and supporting documentation, including, without limitation, invoices, payroll records, check registers, sales tax records, cash receipts and disbursements, journals, and general ledgers;

     g. Except as otherwise provided in this Agreement, purchase products and services for use in the USWeb Business that meet USWeb's standards and specifications, as set forth in the Operations Manual; Affiliate shall not offer to its customers any products or services through the USWeb Business which are not Authorized Offerings or otherwise in accordance with USWeb's standards and specifications;

     h. Provide Internet hosting services to Affiliate's customers which are operated only by USWeb or by approved suppliers;

     i. Comply at all times with all federal, state, and municipal laws, regulations, bylaws, orders, rulings, permits, and licensing requirements relating to, and pay promptly any and all taxes, assessments, fees, fines, and penalties arising out of, the operation of the USWeb Business;

     j. Respond promptly to any and all customers' inquiries or complaints and resolve, to the customer's reasonable satisfaction, all reasonable complaints;

     k. Operate the USWeb Business in compliance with the standards, specifications, procedures, and other requirements of the USWeb System;

     l. Use the location of the USWeb Business solely for the purpose of operating a USWeb Business, and not for any other purpose, without the prior written consent of USWeb;

     m. Notify USWeb in writing within three (3) business days of the commencement of any action, suit, or legal proceeding by any person, or of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of the USWeb Business, or the reputation of the USWeb Network;

     n.   Hire and train only competent and qualified employees; and

     o. Obtain and maintain in force, at its sole expense, a policy or policies of liability insurance, in such form and such limits (of not less than $1 million) as USWeb, in its sole discretion, deems necessary (including motor vehicle liability insurance, if a motor vehicle is employed in the operation of the USWeb Business), as set forth in the Operations Manual. All such insurance policies shall name USWeb Corporation as an additional insured and shall provide that USWeb will receive ten (10) days prior written notice of termination, expiration, or cancellation of any such policy; not less than annually, Affiliate shall submit to USWeb a copy of the certificate or other evidence of the renewal or extension of each such insurance policy; if Affiliate fails to comply with the obligations of this
          (S)6.1(o), then USWeb shall have the right to procure such insurance and Affiliate shall reimburse USWeb for all related costs incurred.

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

6.2 Affiliate shall maintain the confidentiality, both during and after the term of this Agreement, of all USWeb Proprietary Information disclosed to Affiliate by USWeb pursuant to this Agreement, and not disclose, duplicate, or otherwise use in an unauthorized manner any portion of the USWeb Proprietary Information. Affiliate shall adopt and implement reasonable policies and procedures to prevent unauthorized use or disclosure of USWeb Proprietary Information, including those policies and procedures relating to Affiliate Associates set forth in the Operations Manual. Affiliate shall not use any USWeb Proprietary Information for any purpose or in any business activity other than in the USWeb Business, or in any manner not contemplated by this Agreement, unless such use has been specifically authorized or approved in writing by USWeb.

6.3 USWeb Proprietary Information shall remain, at all times, the sole property of USWeb and shall be returned to USWeb promptly upon the expiration or termination of this Agreement.

6.4 Affiliate shall insure, at all times, that any authorized Affiliate copies of the Operations Manual and other USWeb Proprietary Information are maintained in their most current version, and in the event of any dispute as to the contents of such materials, the terms of the master copy of such materials maintained by USWeb shall be controlling. In the event of a conflict between the Operations Manual and this Agreement, the provisions of this Agreement shall prevail.

6.5 Affiliate may use USWeb Intellectual Property authorized by USWeb in the delivery of products or services to Affiliate's customers, in accordance with the terms and conditions of various license agreements pertaining to USWeb Intellectual Property, including license agreements with third parties, which licenses may grant to Affiliate the right to prepare "derivative works" [as defined in the U.S. Copyright Act, 17 U.S.C. (S)101
     (1994)] from such licensed USWeb Intellectual Property. With respect to such derivative works, Affiliate hereby assigns to USWeb all right, title, and interest in such derivative works, including any patent, copyright, know-how, or similar rights relating to such derivative works, under methods and procedures set forth in the Operations Manual, from time to time, and shall do, execute, acknowledge, and deliver all such further acts, transfers, assignments, conveyances, or assurances as USWeb may require to better transfer, assign, convey, grant, and assure the assignment of and delivery of code for such derivative works to USWeb.

7.   OTHER OBLIGATIONS OF USWEB
     --------------------------

7.1 USWeb will revise and update the Operations Manual, from time to time, during the term of this Agreement and distribute such revisions and updates to Affiliate.

7.2 USWeb will test and evaluate computer hardware and software products, and recommend certain systems and configurations for use in various parts of the USWeb Business, in USWeb's sole discretion, in accordance with the standards, specifications, and procedures set forth from time to time in the Operations Manual.

7.3 USWeb will test and evaluate products and services for designation as Authorized Offerings, in accordance with the standards, specifications, and procedures set forth from time to time in the Operations Manual.

7.4 USWeb will sell and/or distribute products and services, including products and services developed by other USWeb Affiliates and assigned to USWeb pursuant to Section 6.5 of this Agreement (or future equivalents), in USWeb's sole discretion, in accordance with the standards, specifications, and procedures set forth from time to time in the Operations Manual.

7.5 USWeb will provide such other ongoing consultation, advice, and assistance as USWeb, in its sole discretion, deems appropriate to assist Affiliate in the operation of the USWeb Business, the performance of Affiliate's obligations under this Agreement, and the maintenance of high standards and reputation of the USWeb Network.

8.   ADVERTISING
     -----------

Affiliate acknowledges the value of advertising and the importance of the standardization of advertising and promotion to the furtherance of the goodwill and the public image of the USWeb Network. Therefore, it is agreed as follows:

8.1 USWeb, or its designee, shall develop, in its sole discretion, all creative concepts, advertising campaigns, and marketing and promotional materials used in the USWeb System. Affiliate shall utilize only USWeb-approved concepts, campaigns, and materials, in accordance with this Agreement, the Operations Manual, and other communications from USWeb, from time to time.

8.2 USWeb, or its designee, shall utilize The Advertising & Marketing Fund in its sole discretion, for advertising, marketing, and public relations activities to promote the sale of products or services offered by USWeb Affiliates to produce advertising campaigns and marketing and promotional materials for use by all USWeb Affiliates, and to assist specific USWeb Affiliates, as well as to pay all costs associated with the general marketing and promotion of the USWeb Network, including, without limitation, corporate employee and other reasonable administrative costs relating to advertising, marketing, and promotion; engagement of advertising, public relations, and media buying firms; and costs for development and placement of advertising campaigns in all forms of media. The Fund will not be used directly to promote the sale of new USWeb Affiliate Agreements.

8.3  In addition to the Advertising & Marketing Fee payable pursuant to Section
     9.3 of this Agreement, Affiliate shall spend, on an annual basis, not less than one percent (1%) of Adjusted Gross Revenues on marketing and advertising activities related solely to Affiliate's USWeb Business. Categories of such activities will be described, from time to time, in the Operations Manual.

8.4 The Parties agree and acknowledge that the Advertising & Marketing Fund is intended to maximize marketplace recognition of USWeb and acceptance of the Marks for the benefit of the USWeb Network and that USWeb or its designee undertake no obligation in administering the Fund to make expenditures for any USWeb Affiliate that are equivalent or proportionate to its contribution, or to ensure that any particular Affiliate benefits directly or pro rata from the placement of such advertising. Affiliate shall have no right to any refund of monies contributed to the Fund upon termination, expiration, or transfer of this Agreement.

8.5 Affiliate shall maintain a business telephone and advertise continuously in the classified or "Yellow Pages" of its local telephone directory under such listing(s) and in such format as approved by USWeb. Where multiple Affiliates serve a common geographic area covered by a common telephone directory, such advertisements shall list all then-existing Affiliates under a collective listing(s) and Affiliate shall contribute its equal share in the cost of such advertising.

8.6 Affiliate shall advertise consistently with all standards, terms, and conditions of this Agreement and the Operations Manual, and shall not advertise or use, in advertising or any other form of promotion, the Marks without displaying appropriate or approved copyright and trademark registration marks or other designations, as required.

9.   ACCOUNTING AND RECORDS
     ----------------------

9.1 Affiliate must maintain an accounting and record keeping system in accordance with United States Generally Accepted Accounting Principles (USGAAP), approved in accordance with the standards and specifications set forth in the Operations Manual. This system shall utilize a standard chart of accounts, as set forth in the Operations Manual, and shall include the basic accounting information necessary to prepare financial statements, a general ledger, and reports required by this

     Agreement and the Operations Manual. Affiliate shall maintain adequate and verifiable records and supporting documentation relating to such accounting information, in accordance with USWeb's specifications, as set forth in the Operations Manual, including vendor and customer invoices, payroll records, check registers, cash receipts and disbursements journals, and general ledgers.

9.2 Affiliate shall, at its expense, submit to USWeb within ninety (90) days of the end of Affiliate's fiscal year during the term of this Agreement, an income statement for such fiscal year and a balance sheet as of the last day of such fiscal year, prepared on an accrual basis (unless otherwise required by law), including all adjustments necessary for fair presentation of the financial statements, as adjusted and reconciled after the closing and review of Affiliate's books and records, all in accordance with USGAAP. Such financial statements will be certified to be true and correct by Affiliate. USWeb reserves the right to require annual financial statements, prepared in accordance with USGAAP, reviewed or audited by an independent certified public accountant.

9.3 Affiliate shall submit to USWeb, within five (5) days of the end of each calendar month, a true, correct, and complete statement of Adjusted Gross Revenues for the previous calendar month, containing all information required and in the format prescribed, by USWeb, as set forth in the Operations Manual, and certified as true, correct, complete and accurate by Affiliate.

9.4 Affiliate shall provide to USWeb copies of Affiliate's annual federal income tax returns (if Affiliate is obligated to report under the Securities Exchange Act of 1934, then Forms 10-K and 10-Q may be provided in lieu of annual federal income tax returns) and quarterly (or other periodic) sales tax returns, including all schedules, exhibits, and tables included in such returns, within thirty (30) days of the date of filing each such return. In the event that such returns are not filed by Affiliate in a timely manner, Affiliate shall provide to USWeb copies of all extensions of time filed and granted within thirty (30) days of each such filing or granting of such extension(s).

9.5 If any statement submitted to USWeb by Affiliate discloses any underpayment of monthly Royalty & Service Fees or Advertising & Marketing Fees, then Affiliate shall pay to USWeb, at the time such statement is submitted, the amount of any such underpayment. Any overpayment shall be credited to Affiliate's account with USWeb.

9.6 USWeb or its designated agents shall have the right at all reasonable times to examine, at its expense, the books and records of Affiliate. USWeb shall also have the right, at any time, to have an independent audit made of Affiliate's books and records, by auditors selected by USWeb and at USWeb's expense. In the event any such inspection or audit shall disclose an under-reporting of Adjusted Gross Revenues for any period which exceeds five percent (5%) of Affiliate's Adjusted Gross Revenues during such period, then Affiliate shall pay to USWeb, within ten (10) days of receipt of a demand based on the report, the amount(s) due as a result of such under-statement, plus all costs associated with the audit, not to exceed $10,000. Further, in the event such audit is made necessary by the failure of Affiliate to furnish reports or statements as required in this Agreement, Affiliate shall reimburse USWeb for all costs of such inspection or audit, including without limitation the charges of any independent accountant and all travel expenses, room and board, and other reasonable expenses and compensation of USWeb employees relating to such inspection or audit.

10.  PAYMENTS AND FEE
     ----------------

10.1 INITIAL FRANCHISE FEE

     a. Upon execution of the Agreement, Affiliate shall pay to USWeb a nonrecurring Initial Franchise Fee in the amount of Fifty Thousand Dollars ($50,000).

     b. The Initial Franchise Fees are payable in full at the time of, and deemed fully earned by USWeb and nonrefundable upon, Affiliate's execution of this Agreement.

10.2 Affiliate shall pay to USWeb a monthly Royalty & Service Fee, calculated at Five Percent (5%) of Adjusted Gross Revenues, but not less than the following Monthly Minimum Royalty & Service Fee, determined by the SMSA Class specified in Exhibit A to this Agreement:

============================================================================
SMSA Class 1     SMSA Class 2   SMSA Class 3   SMSA Class 4   SMSA Class 5
----------------------------------------------------------------------------
   $3,800           $3,800         $3,100         $2,000         $1,400
============================================================================

10.3 Affiliate shall pay to USWeb a monthly Advertising & Marketing Fee equal to Two Percent (2%) of Adjusted Gross Revenues, but not less than the following Monthly Minimum Advertising & Marketing Fee, determined by the SMSA Class specified in Exhibit A to this Agreement:


============================================================================
SMSA Class 1     SMSA Class 2   SMSA Class 3   SMSA Class 4   SMSA Class 5
----------------------------------------------------------------------------
   $1,520           $1,520         $1,240          $800           $560
============================================================================


10.4 All amounts due to USWeb shall be payable on the tenth (10th) business day of each calendar month.

10.5 Any amount properly owing from Affiliate to USWeb for Royalty & Service Fees, Advertising & Marketing Fees, or any other purpose whatsoever, if not paid when due, whether such amount has been shown on any report required to be submitted by Affiliate or has subsequently been determined by verification, examination, or audit to have been due for any month, shall bear interest from the date such amount was due until paid, at the lesser of one and one-half percent (1.5%) per month of delinquency or the maximum rate permitted by law. Affiliate acknowledges that this provision does not constitute USWeb's agreement to accept any payments after the due date or a commitment by USWeb to extend credit for or otherwise to finance Affiliate's operation of the USWeb Business.

10.6 Affiliate shall pay all costs incurred by USWeb due and owing to USWeb in connection with the operation of Affiliate's USWeb Business, including, without limitation, the costs of enforcing the provisions of this Agreement and the cost of all related attorney's fees, accountant's fees, court costs, and general and administrative expenses, including travel.

10.7 Notwithstanding any designation by Affiliate, USWeb shall have the sole discretion to apply any receipts from or on the accounts of Affiliate for any indebtedness to USWeb.

10.8 During the initial 4 calendar months after the Startup Date, Affiliate shall not be obligated to pay the Monthly Minimum obligations set forth in Sections 10.2 and 10.3, and shall be obligated to pay only the percentages of Adjusted Gross Revenues payable pursuant to those Sections.

11.  COVENANTS
     ---------

11.1 During the term of this Agreement, neither Affiliate nor any Affiliate Associate shall:

     a. engage in, or own any interest (except as a passive investor of less than five percent (5%) of total debt and equity) in, any business or other activity that would compete with the USWeb Business or otherwise conflict with the performance of Affiliate's obligations under this Agreement, except as a USWeb Affiliate; or

     b. divert or attempt to divert any business or any customers of the USWeb Business to any other person or entity, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with USWeb, the Marks, the USWeb Business, or the USWeb Network; or

     c. solicit any person for employment with Affiliate who is at that time already employed by USWeb or another USWeb Affiliate, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment.

11.2 For a period of two (2) years following expiration or termination of this Agreement, neither Affiliate nor any Affiliate Associate shall:

     a. engage in, or own any interest (except as a passive investor of less than five percent (5%) of total debt and equity) in, any business or other activity, in the SMSA where the USWeb Business was located, that would compete with the former USWeb Business, except as a USWeb Affiliate; or

     b. divert or attempt to divert any business or any customers of the USWeb Business to any other person or entity in the SMSA where the USWeb Business was located, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with USWeb, the Marks, the USWeb Business, or the USWeb Network; or

     c. solicit any person for employment who is at that time already employed by USWeb or another USWeb Affiliate, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment.

11.3 Sections 11.1 and 11.2 of this Agreement shall not apply:

     a. to any noncompetitive business activities of Affiliate, or of any Affiliate Associate which have been conducted by such person(s) prior to the Effective Date of this Agreement, as such activities are described in Exhibit A to this Agreement; or

     b. to any business activities of an Affiliate Associate which are not conducted in any capacity as a consultant, manager, officer, or director of any direct competitor of USWeb.

11.4 Section 11.2 of this Agreement shall not apply if Affiliate is in good standing at the expiration of the term of this Agreement and USWeb elects not to renew Affiliate, pursuant to Section 3.5 of this Agreement.

11.5 Affiliate shall adopt and implement reasonable procedures to assure compliance by any Affiliate Associates with the obligations set forth in Sections 11.1 and 11.2, in accordance with the policies and procedures set forth in the Operations Manual.

11.6 Affiliate's obligations under this Section 11 shall be interpreted and construed in accordance with the laws of the State where Affiliate's USWeb Business is located; Section 15.10 of this Agreement shall not apply to the interpretation or enforcement of Affiliate's obligations under this Section 11.

12.  TRAINING AND ASSISTANCE
     -----------------------

12.1 Prior to opening of the USWeb Business, Affiliate, or Affiliate's designated manager, shall attend and successfully complete to USWeb's satisfaction, an Initial Training Course of not more than four (4) days duration, to be conducted at a location designated by USWeb. Two additional employees of Affiliate may attend the initial training course without additional charge. The Initial Training Course shall cover all material aspects of the operation of a USWeb Business.

12.2 USWeb may offer, from time to time, training programs for previously trained and experienced Affiliate personnel, to be conducted at such place as USWeb shall designate. The content and duration of such training shall be in USWeb's sole discretion. USWeb may charge a reasonable fee for such additional courses.

12.3 USWeb may provide additional optional training and assistance, including on-location training and assistance, at Affiliate's request. The content and duration of such training and assistance shall be in USWeb's sole discretion and Affiliate may be required to pay per diem costs and expenses for such training and assistance, as set forth in the Operations Manual.

12.4 Affiliate, and key Affiliate personnel as may be designated by USWeb, shall attend the USWeb Annual Conference as mandatory annual training, in order to remain current and informed about developments in the USWeb System including, but not limited to, methods of operations, products and services, marketing strategies, advertising campaigns and programs, and other matters of topical interest. Affiliate may be required, from time to time, to pay registration fees to attend the Annual Conference.

12.5 All expenses incurred by Affiliate and its employees in attending all USWeb training programs, including the initial training course, any optional training, and the mandatory USWeb Annual Conference, including, without limitation, travel, room and board, and employee compensation, shall be the sole responsibility of Affiliate.

13.  DEFAULT AND TERMINATION
     -----------------------

13.1 Except as otherwise provided in this Section 13.0, USWeb may terminate this Agreement before the expiration of its term only for good cause. Good cause shall include, but not be limited to, Affiliate's failure to comply with any lawful requirement of this Agreement after being given notice of Affiliate's failure to comply and a reasonable opportunity, which in no event need be longer than thirty (30) days, to cure such failure.

13.2 In addition to USWeb's right to terminate this Agreement upon the failure of Affiliate to complete development of or open the office(s) for business (as provided in Section 4.2), USWeb may terminate this Agreement effective immediately upon delivery of notice of termination to Affiliate without an opportunity to cure if, during the term of this Agreement, any of the following events occurs:

     a. The discovery by USWeb that Affiliate made a material misrepresentation in the Application or otherwise relating to the acquisition of Affiliate's USWeb franchise or entering into this Agreement, or that Affiliate and/or its USWeb Business has engaged in conduct reflecting materially and unfavorably upon the operation and reputation of USWeb, the Marks, or the USWeb Network; or

     b. Affiliate is convicted of or pleads no contest to a felony or other criminal or civil offense involving charges of moral turpitude or that is otherwise likely to affect adversely the reputation of USWeb, the Marks, or the USWeb Network; or

     c. Affiliate and/or its USWeb Business makes any unauthorized use, disclosure, or duplication of any portion of the Operations Manual, any USWeb Intellectual Property, or any USWeb Proprietary Information; or

     d. Affiliate fails to obtain and maintain reasonable protection for USWeb Proprietary Information, including the execution of appropriate agreements with any Affiliate Associate;

     e. Affiliate or any Affiliate Associate violates the covenants not to compete in Sections 11.1 or 11.2 of this Agreement; or

     f. Affiliate abandons, surrenders, or transfers control of, or fails or refuses to actively operate the USWeb Business continuously for five
          (5) days during any twelve (12) months period unless the USWeb Business has been closed for a purpose approved by USWeb, or Affiliate fails to relocate to an approved location within an approved period of time following expiration or termination of the lease for the premises of the USWeb Business; or

     g. Affiliate surrenders or transfers control of the operation of the USWeb Business, makes or attempts to make an unauthorized direct or indirect Transfer not in accordance with Section 14 of this Agreement, or fails or refuses to assign this Agreement or the interest in Affiliate of a deceased or disabled controlling owner as required by
          Section 14.6 of this Agreement; or

     h. Affiliate files any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; or an involuntary petition is filed under any bankruptcy law against Affiliate, or receives an appointment of a receiver or trustee, or makes any assignment for the benefit of creditors, or fails to vacate or dismiss within sixty (60) days after filing any such proceedings commenced against Affiliate by a third party; or

     i. Affiliate repeatedly fails to submit when due reports or other information or supporting records, to pay when due Royalty & Service Fees, Advertising & Marketing Fees, amounts due for license fees or purchases from USWeb and/or its affiliates or any other USWeb Affiliate, or any other payments due to USWeb and/or its affiliates or any other USWeb Affiliate, or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice is delivered to Affiliate.

13.3 Affiliate shall be evaluated annually, in comparison to all other USWeb Affiliates in the same SMSA Class, on (a) Adjusted Gross Revenues, (b) customer satisfaction, based upon Network-wide survey results, and (c) customer retention. At the end of each annual period, if Affiliate fails to perform in the top 90% of all USWeb Affiliates in its SMSA Class for any two or more of the three categories, then Affiliate shall be deemed in default of this Agreement and shall have twelve (12) months, until the next annual evaluation, to cure such default. If, at the end of the cure period, Affiliate again fails to perform in the top 90% of all USWeb Affiliates in its SMSA Class in any two or more of the three categories, then this Agreement shall be terminated.

13.4 If Affiliate is in substantial compliance with this Agreement and USWeb materially breaches this Agreement and fails to cure such breach within a reasonable time after written notice is delivered to USWeb, Affiliate may terminate this Agreement. Such termination shall be effective thirty (30) days after delivery to USWeb of notice that such breach has not been cured and Affiliate elects to terminate this Agreement. If a court of first instance with competent jurisdiction determines by final order that USWeb materially breached this Agreement, then Sections 11.2 and 13.5(e) of this Agreement shall not be enforced. Affiliate shall not be precluded from seeking an injunction against enforcement of Sections 11.2 and 13.5(e) pending a determination on the merits. A termination of this Agreement by Affiliate for any reason other than a material breach of this Agreement by USWeb and USWeb's failure to cure such breach, within a reasonable time after USWeb's receipt of written notice from Affiliate, shall be deemed a termination without cause.

13.5 Upon expiration or termination of this Agreement for any reason, Affiliate shall:

     a. Within fifteen (15) days after the effective date of such expiration or termination, pay to USWeb all liquidated and ascertainable sums owing from Affiliate to USWeb or any of its affiliates or any other USWeb Affiliate, including all damages, costs, expenses, and attorneys' fees incurred by USWeb as a result of the termination or expiration; and

     b. Immediately and permanently discontinue the use of the Marks, the USWeb System, all USWeb Intellectual Property and USWeb Proprietary Information, and any other materials which may in any way indicate that Affiliate is or ever was operating a USWeb Business; and

     c. Immediately and permanently remove, destroy, or obliterate, at Affiliate's expense, the Marks from all signs or other displays containing any of the Marks; if Affiliate fails to remove the Marks within a reasonable time following termination, then USWeb shall have the right to remove the Marks; the cost of such removal shall be borne by Affiliate; and

     d. Immediately return to USWeb all copies of the Operations Manual, all USWeb Intellectual Property, all USWeb Proprietary Information, and any and all other materials relating to the USWeb System; and

     e. Immediately deliver to USWeb all customer lists, customer information, and customer content managed by Affiliate, and all architecture and usage instructions for all customer Internet or Intranet sites under management and/or being constructed by Affiliate, and take such other and further steps to convert all Affiliate's customers to USWeb's account;

     f. Terminate and not renew all third party supplier agreements based upon its former status as a USWeb Affiliate, unless such termination would constitute an uncurable breach of such agreement(s) or cause Affiliate to incur financial penalties to the supplier as a result of such termination; and

     g. Take such action as may be required to cancel all assumed names or equivalent registrations relating to Affiliate's use of any Marks, and notify the local telephone company and all telephone listing agencies of the termination or expiration of Affiliate's right to use any telephone number associated with any Marks and with the USWeb Business, and to authorize transfer of the telephone number to USWeb or its designee; and

     h. In the event Affiliate continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Marks either in connection with such other business or the promotion of such business, which would be likely to cause confusion, mistake, or deception, or to dilute USWeb's exclusive rights in and to the Marks. Affiliate shall make such modifications or alterations to the location of the USWeb Business immediately upon termination or expiration of this Agreement, as may be reasonably necessary to prevent any association between the USWeb Network and any business subsequently operated by Affiliate or others, subject to all other terms and conditions of this Agreement. Affiliate shall make such specific additional changes to the location as USWeb may reasonably request for that purpose, including, without limitation, removal of all signage and any other distinctive physical and structural features identifying the USWeb System.

13.6 Immediately upon the expiration or termination of this Agreement, for any reason, all rights granted to Affiliate pursuant to this Agreement, including all licenses of USWeb Intellectual Property and USWeb Proprietary Information granted pursuant to Section 2.2 of this Agreement, shall terminate immediately and concurrently with such expiration and termination.

13.7 All obligations of USWeb and Affiliate which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding such expiration or termination and until they are satisfied or by their nature expire.

14.  OWNERSHIP AND TRANSFER
     ----------------------

14.1 This Agreement and all rights and obligations set forth in this Agreement may be transferred by USWeb and, if so, shall be binding upon and inure to the benefit of USWeb's successors and assigns; USWeb's transferee shall assume all USWeb's obligations in this Agreement.

14.2 Subject to all terms and conditions of this Agreement, Affiliate may make a Transfer of this Agreement and all of Affiliate's rights and obligations under this Agreement, which Transfer shall be binding upon and inure to the benefit of Affiliate's successors and assigns, and subject to the following conditions and requirements:

     a. Affiliate or any Affiliate Associate shall not Transfer, by operation of law or otherwise, the franchise granted by this Agreement, or any interest in the franchise or this Agreement, without the prior written consent of USWeb. Affiliate may not, without the prior written consent of USWeb, fractionalize any of the rights or obligations of Affiliate under this Agreement. Any purported assignment of any of Affiliate's rights or obligations under this Agreement without the prior written consent of USWeb shall be null and void and shall constitute a material breach under this Agreement.

     b. USWeb shall not unreasonably withhold its consent to any Transfer of this Agreement when requested; provided, however, that such Transfer shall be subject to the following conditions, in USWeb's sole discretion:

          (1) If Affiliate is an individual and desires to Transfer its rights to a partnership or corporation, then such Transfer shall be subject to the following conditions:

               (a) The transferee corporation or partnership shall not conduct any business other than a USWeb Business under agreement(s) with USWeb.

               (b) Affiliate shall actively manage the partnership or corporation and shall own and/or control not less than fifty-one percent (51%) of (i) the general partnership interests in a partnership or (ii) the combined debt and equity and voting power in a corporation.

               (c) The transferee shall enter into a written assignment (in a form satisfactory to USWeb), by which the transferee assumes all of Affiliate's obligations under this Agreement.

               (d) All then-outstanding financial obligations of Affiliate to USWeb, or any of USWeb's subsidiaries, affiliates, or assignees, or any other USWeb Affiliate, shall be satisfied prior to Transfer.

          (2) If any Transfer would be to a person other than an original signatory to this Agreement, then such Transfer shall be subject to the following conditions:

               (a) The transferee(s) shall have a good credit rating and competent business qualifications which meet then-current standards for new USWeb Affiliates at the time USWeb's approval is requested. Affiliate shall provide USWeb with such information as USWeb may require to make such determination concerning each such proposed transferee(s).

               (b) The transferee(s) shall not be engaged in, or own any interest in (except as a passive investor holding not greater than five percent (5%) of total debt and equity), any business which competes with, or could compete with, USWeb, the USWeb Network, any USWeb Affiliate, or the USWeb Business, except as a USWeb Affiliate.

               (c) The transferee(s) or such other person as shall be the actual manager of the USWeb Business shall have successfully completed and passed the then-current initial training course for USWeb Affiliates.

               (d) The transferee shall execute USWeb's then-current form of USWeb Affiliate Agreement for a term ending on the expiration date of this Agreement, together with such other ancillary documents as USWeb may require for the USWeb Business, which agreements shall supersede this Agreement in all respects. The terms of these agreements may differ in material respects from the terms of this Agreement, provided, however, that the transferee shall not be required to pay any Initial Franchise Fee.

               (e) All financial obligations of Affiliate to USWeb or its affiliates, or to any other USWeb Affiliate, shall be satisfied prior to Transfer, and Affiliate shall not be in default under the terms of this Agreement.

               (f) Prior to Transfer, the Parties shall execute and deliver a mutual general release, in a form satisfactory to USWeb, generally releasing any and all claims the Parties may have against each other, or their respective subsidiaries, affiliates, or predecessors, and their respective partners, officers, directors, agents, shareholders, and employees, for any acts or omissions that may have arisen from the relationship of the Parties prior to the effective date of the proposed Transfer, except such claims as may not be permitted to be released by applicable law.

               (g) USWeb's approval of any Transfer or any of Affiliate's rights under this Agreement shall in no way be deemed a release by USWeb of Affiliate's obligations pursuant to this Agreement.

                    USWeb's consent to a Transfer shall not constitute or be interpreted as consent for any future Transfer.

14.3 Affiliate shall have paid to USWeb a Transfer Fee equal to Five Thousand Dollars ($5,000) for the training, supervision, administrative costs, overhead, attorney fees, accounting, and other expenses of USWeb in connection with such Transfer.

14.4 Affiliate shall give USWeb thirty (30) days written notice prior to any Transfer by Affiliate, or such other period as reasonably may be required to permit USWeb to comply with any applicable state or federal franchise disclosure laws. Affiliate shall indemnify and hold harmless USWeb for Affiliate's failure to comply with this Section 14.4. Payment of the Transfer fee and all required documents must accompany this notice; the thirty (30) days notice period shall commence upon USWeb's receipt of all materials required by this Section 13.0.

14.5 USWeb shall have a Right of First Refusal to acquire the interest proposed to be conveyed in any Transfer which would result in the proposed transferee acquiring more than 20% of the equity in Affiliate. Upon receipt of Affiliate's written notice of proposed Transfer and adequate documentation for USWeb to determine the bona fides of the proposed Transfer and such other information as USWeb reasonably may require to evaluate the proposed Transfer in a diligent manner, USWeb shall have thirty (30) days to exercise, or to decline to exercise, its Right of First Refusal, on identical terms and conditions as those set forth in the proposed Transfer. If the Transfer to the proposed transferee is not completed, on materially identical terms and conditions described in the notice of proposed Transfer and related documentation, within 120 days of USWeb's declination of its Right of First Refusal, or if there is a material change to the terms of the proposed Transfer, then USWeb's Right of First Refusal shall be applicable to any subsequent proposed Transfer.

14.6 In the event of the death or Incapacity of an individual Affiliate, or any partner of an Affiliate that is a partnership or any shareholder owning fifty percent (50%) or more of the total debt and equity of an Affiliate that is a corporation, the heirs, beneficiaries, devisees, or legal representatives of such individual, partner, or shareholders, within ninety
     (90) days of such event, shall apply to USWeb for the right to continue to operate the USWeb Business for the duration of the term of this Agreement, which right shall be granted upon the fulfillment of all of the conditions set forth in Section 14.2 of this Agreement.

15.  GENERAL PROVISIONS
     ------------------

15.1 This Agreement does not constitute Affiliate as an agent, legal representative, joint venturer, partner, employee, or servant of USWeb for any purpose whatsoever; and it is understood between the Parties to this Agreement that Affiliate shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty, or representation on behalf of USWeb, or to create any obligation, express or implied, on behalf of USWeb.

15.2 Affiliate shall defend and indemnify and hold harmless USWeb, and USWeb's shareholders, directors, officers, employees, and agents, at Affiliate's sole cost and expense from and against any and all claims, losses, costs, expenses (including USWeb's reasonable attorneys' fees, in accordance with Section 14.5 of this Agreement), damages, and liabilities ("Claims"), however caused or incurred, whether in preparation for, response to, or conduct or settlement (whether before or after filing of any court or other proceeding) of actual litigation, resulting directly or indirectly from or pertaining to the use, condition, or construction, equipping, maintenance, or operation of the USWeb Business. Such Claims may include, without limitation, those arising from latent or other defects in the products or services provided in the operation of the USWeb Business, including any Authorized Offerings, whether or not discoverable by USWeb, and those arising from the death or injury to any person or arising from damage to the property or business of Affiliate or USWeb, and their respective officers, directors, employees, and agents, or any third person, firm, or corporation, whether or not such Claims were actually or allegedly caused wholly or in part through the active or passive negligence, or resulted from any strict liability being imposed upon USWeb or any of its officers, directors, employees, or agents. The indemnities and assumptions of liabilities and obligations in this Agreement shall continue in full force and effect subsequent to the expiration or termination of this Agreement for any reason.

15.3 No failure of USWeb to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by Affiliate with any obligation or condition of this Agreement, and no custom or practice of the Parties in variance with the terms of this Agreement, shall constitute a waiver of USWeb's right to demand exact compliance with any term or condition of this Agreement. Waiver by USWeb of any particular default by Affiliate shall not be binding unless in writing and executed by and shall not affect or impair USWeb's right with respect to any subsequent default of the same or of a different nature.

15.4 Any and all notices required or permitted under this Agreement shall be in writing and shall be delivered personally, by air courier, or mailed by certified mail, return receipt requested, to the respective Parties at the following addresses unless and until a different address has been designated by written notice to the other Party:

     Notices to USWeb:

               USWeb Corporation
               3000 Lakeside Drive
               Santa Clara, California 95054

               Attention: Chief Financial Officer

     Notices to Affiliate:

               ______________________________________________
               ______________________________________________


     Any notice by certified mail shall be deemed to have been given three (3) business days after the date and time of mailing. Any notice delivered personally or sent by facsimile or electronic mail is deemed given upon delivery or completion of transmission.

15.5 In the event that either Party to this Agreement is required to employ legal counsel or to incur other expenses to enforce any obligation of the other Party under this Agreement, or to defend against any claim, demand, action, or proceeding by reason of the other Party's failure to perform any obligation imposed upon such other Party by this Agreement, and provided that legal action is filed and a final order in such action or the settlement of such action establishes the other Party's default under this Agreement, then the prevailing Party shall be entitled to recover from the other Party the amount of all reasonable fees of such counsel (including the cost of in-house counsel, calculated at outside counsel rates for attorneys of comparable background and experience) and all other expenses incurred in enforcing such obligation or in defending against such claim, demand, action, or proceeding, whether incurred prior to, or in preparation for, or in contemplation of the filing of such action or thereafter.

15.6 Each section, subsection, part, term, and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, subsection, part, term, and/or provision of this Agreement is determined in a final order by a court of competent jurisdiction to be invalid and contrary to, or in conflict with, any existing or future law or regulation, then such determination shall not impair the operation of or affect the remaining sections, subsections, portions, parts, terms, and/or provisions of this Agreement, and, to the fullest extent possible, such remainder shall continue to be given full force and effect and to bind the Parties, and any invalid or illegal sections, subsections, portions, parts, terms, and/or provisions shall be deemed not part of this Agreement; provided, however, that if such court determines that its determination adversely affects the basic consideration of this Agreement, then the court, at its option, may order termination of this Agreement.

15.7 No amendment, change, or variance from this Agreement shall be binding on either Party unless executed in writing by both Parties.

15.8 All captions used in this Agreement are intended solely for the convenience of the Parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement. Pronouns are used without regard to gender or number. References to numbers of days refer to calendar days. References to "including" are not exclusive and should be read as "including, without limitation."

15.9 Except as otherwise provided in this Agreement, this Agreement shall be interpreted and construed in accordance with the laws of the State of California, excluding its conflicts of laws principles.

15.10 Any action commenced for the purpose of interpreting or enforcing any term or condition of this Agreement shall be commenced in either the United States District Court for the Northern District of California, San Jose Division or the Superior Court of the State of California for the County of Santa Clara. The Parties submit to and accept the jurisdiction and venue of these courts and agree to be bound by any judgments and orders rendered by these courts.

15.11 No right or remedy conferred upon or reserved to USWeb or Affiliate by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy provided in this Agreement or otherwise provided or permitted by law or equity, but each shall be cumulative of every other right or remedy.

15.12 This Agreement, and any Exhibits attached to this Agreement, shall be construed together and constitute the entire, full, and complete agreement between USWeb and Affiliate concerning the subject matter of this Agreement, and shall supersede all prior agreements. This Agreement shall be binding upon the Parties and their respective heirs, representatives, and permitted assignees. This Agreement may be executed in multiple counterparts, and each copy so executed shall be deemed an original.

15.13 USWeb expressly reserves any and all rights not explicitly granted to Affiliate by the provisions of this Agreement.

15.14 USWeb and Affiliate acknowledge that the USWeb System and the franchise and other licenses and rights granted by this Agreement are undertaken by the Parties in the context of the present nature of the Internet. USWeb and Affiliate acknowledge that the rapidly evolving nature of business activities relating to the

      Internet and the World Wide Web makes comprehensive foresight impossible: neither USWeb nor Affiliate can anticipate marketplace response to the evolution of the Internet or the World Wide Web and, therefore, the prospects for the USWeb Business. USWeb and Affiliate acknowledge their fundamental mutual interest in providing high quality content and service to customers and that achievement of these goals will require flexibility, resources, and commitment to the development of the USWeb System.

15.15 Affiliate represents and acknowledges as follows:

      a. Affiliate has not received, or relied upon, any warranty or guaranty, express or implied, as to the revenues, profits, or success of the business venture contemplated by this Agreement, including any oral or written representations that USWeb will (1) provide customers or locate customers for Affiliate; (2) purchase any portion of Affiliate's products or services; (3) guarantee to Affiliate that Affiliate will derive income in excess of any price paid for this franchise, or refund any portion of such payment; or (4) provide any sales program or marketing plan which will enable Affiliate to derive income in excess of any price paid for this franchise.

     b. Affiliate has received, read and understood this Agreement and USWeb's Uniform Franchise Offering Circular and that it has no knowledge of any representations by USWeb or its officers, directors, stockholders, employees, or agents that are contrary to the statements made in USWeb's Uniform Franchise Offering Circular or to the terms of this Agreement; and that USWeb has fully and adequately explained the provisions of each of these documents to Affiliate's satisfaction; and that USWeb has accorded Affiliate ample time and opportunity to consult with its own advisors about the potential benefits and risks of entering into this Agreement.

     c. Affiliate has received (i) a copy of this Agreement and all Exhibits to this Agreement, at least five (5) business days prior to the date on which this Agreement was executed and (ii) the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures (the "FTC Rule"), at least ten (10) business days prior to the date on which this Agreement was executed.

     d. Other than the information contained in USWeb's Uniform Franchise Offering Circular, no other representation has induced Affiliate to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the Parties not embodied in this Agreement, which are of any force or effect with reference to this Agreement or otherwise.

     e. The success of the business venture contemplated to be undertaken by Affiliate by virtue of this Agreement is speculative and depends, to a large extent, upon the ability of Affiliate as an independent business operator and the active participation of Affiliate in the daily affairs of the UsWeb Business, as well as other factors. USWeb does not make any representation or warranty, express or implied, as to the potential success of the business venture contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed, sealed, and delivered this Agreement effective on the day and year first above written.


USWEB CORPORATION             AFFILIATE:  _________________________


BY:                           BY:

     Name/Title                       Name/Title

DATE:                             DATE:

                                     USWEB
                              AFFILIATE AGREEMENT

                                   EXHIBIT A


1.   AFFILIATE NAME:

2.   AFFILIATE COMPANY NAME:

     ADDRESS:


3.   AFFILIATE #:

4.   SMSA NAME:

5.   SMSA CLASS:

6.   APPROVED LOCATION:


7.   STARTUP DATE: _______________ 1, 199___

8.   EXISTING GOODS AND SERVICES ((S)11.3):

     _________________________________________________________________

     DATE:

ACCEPTED AND AGREED TO:

USWEB CORPORATION                        AFFILIATE:___________________


By:___________________________           By:__________________________
     Name/Title                              Name/Title


DATE:_________________________           DATE:________________________

                        ADDENDUM TO AFFILIATE AGREEMENT

                                   EXHIBIT B


The Affiliate Agreement dated ________________, 1996, is amended as follows:

A. The Initial Franchise Fee shall be reduced for Affiliates 1-50. These reductions shall be allocated equally between Affiliates located in "registration states" and "non registration" states. If Affiliate is among USWeb Affiliates 1-10, then the Initial Franchise Fee is Zero ($0.00). If Affiliate is among USWeb Affiliates 11-50, then the Initial Franchise Fee is Twenty-Five Thousand Dollars ($25,000).

     PLEASE CIRCLE AND INITIAL THE REDUCED INITIAL FRANCHISE FEE IN THE FOLLOWING TABLE:

     If Affiliate is
     Aggregate                           Then The Initial
     Nos.                                Franchise Fee is
     ------------------------------------------------------
                 Registration
                 1 - 5
     1 - 10      - or -                      $     0.00
                 Non-Registration
                 1 - 5
     ------------------------------------------------------
                 Registration
                 1 - 20
     11 - 50     - or -                      $25,000.00
                 Non-Registration
                 1 - 20
     ------------------------------------------------------

B. All other terms and conditions of the Affiliate Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed, sealed, and delivered this Addendum effective on the day and year first above written.

USWEB CORPORATION                  AFFILIATE:


By:                                By:
Name/Title                         Name/Title
DATE:                              DATE:

                        ADDENDUM TO AFFILIATE AGREEMENT

                                   EXHIBIT C


The Affiliate Agreement dated ________________, 1996, is amended as follows:

A. For all accounting periods prior to April 1,1997, Affiliate shall not be required to pay the Monthly Minimum Royalty & Service Fee or Monthly Minimum Advertising & Marketing Fee. During the period prior to April 1, 1997, Affiliate shall pay the Royalty & Service Fee and Advertising & Marketing Fee, calculated at Five Percent (5%) and Two Percent (2%) of Adjusted Gross Revenues pursuant to Sections 10.2 and 10.3 of the Affiliate Agreement.

B. The Minimum Royalty and Service Fee and the Minimum Advertising and Marketing Fee shall not be payable during the initial 4 calendar months following the Startup Date. During the initial 4 calendar months following the Startup Date Affiliate shall pay the Royalty & Service Fee and Advertising & Marketing Fee, calculated at Five Percent (5%) and Two Percent (2%) of Adjusted Gross Revenues pursuant to Sections 10.2 and 10.3 of the Affiliate Agreement.

C. During Months 5-8 following the Startup Date the Minimum Royalty and Service Fee and the Minimum Advertising and Marketing Fee ("Minimum Monthly Fees") payable pursuant to Section 10.2 and 10.3 of the Affiliate Agreement, shall be reduced; during Months 5-8 following the Startup Date, the following percentages of the Monthly Minimum Fees shall be payable:

     Month 5           Month 6  Month 7    Month 8
                       --------------------------------------
     Percentage of       50%     62.5%       75%       87.5%
                       --------------------------------------

     Minimum Monthly Fees shall be payable in accordance with Sections 10.2 and
     10.3 of this Agreement in Month 9 and thereafter.

D. All other terms and conditions of the Affiliate Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed, sealed, and delivered this Addendum effective on the day and year first above written.


USWEB CORPORATION             AFFILIATE:

BY:                                             BY:

Name/Title                    Name/Title

DATE:                               DATE:

                             SMSA TERRITORY RIGHTS
                                    ADDENDUM

                                   EXHIBIT D


The Affiliate Agreement dated ___________________, 1996, is amended as follows:

"SMSA Territory Rights" shall mean the rights of Affiliate to be the sole USWeb
  Affiliate authorized to establish a USWeb Business in a designated SMSA, subject to Affiliate's continuing compliance with Section D of this Addendum. For so long as Affiliate's SMSA Territory Rights remain in full force and effect in the designated SMSA, USWeb shall not grant additional USWeb Affiliate Agreements, or open USWeb company-owned locations, in the designated SMSA, except pursuant to USWeb's exercise of its Right of First Refusal to acquire another Affiliate's USWeb Business.

Affiliate has been approved to acquire SMSA Territory Rights, and USWeb hereby grants SMSA Territory Rights to Affiliate, in the following SMSA:

     ________________________________________________________________

The Fee for SMSA Territory Rights acquired by this Agreement is set forth in the following table:

---------------------------------------------------------------------------------------
                    Reduced Initial Fee for SMSA        Standard Initial Fee for SMSA
                  Territory Rights (until 1/31/97)    Territory Rights (after 1/31/97)
---------------------------------------------------------------------------------------
SMSA Class 1                 $100,000                               $150,000
---------------------------------------------------------------------------------------
SMSA Class 2                 $100,000                               $150,000
---------------------------------------------------------------------------------------
SMSA Class 3                 $ 50,000                               $ 75,000
---------------------------------------------------------------------------------------
SMSA Class 4                 $ 50,000                               $ 75,000
---------------------------------------------------------------------------------------
SMSA Class 5                 $ 50,000                               $ 50,000
---------------------------------------------------------------------------------------

  Affiliate shall pay, concurrently with the execution of this Addendum, the following SMSA Territory Rights Fee, which shall be deemed fully earned and non-refundable by USWeb upon Affiliate's execution of this Addendum:

     $___________________________.

Affiliate's SMSA Territory Rights shall be subject to the following performance requirements and procedures:

In order to preserve the SMSA Territory Rights in the SMSA, the ratio of Affiliate's Adjusted Gross Revenues in any calendar quarter (plus the Adjusted Gross

     Revenues of any other USWeb Affiliate in the SMSA), divided by the total number of businesses in the SMSA with more than 10 employees (as reported by the US Bureau of the Census or comparable reporting agency) ("Adjusted Gross Revenues Ratio"), must be equal to or greater than 66% of the Adjusted Gross Revenues Ratios of other SMSAs served by USWeb Affiliates, in the same SMSA Class or, for Affiliates in SMSA Class 1, the ratio for all USWeb Affiliates in both SMSA Classes 1 and 2.

If Affiliate's Adjusted Gross Revenues Ratio falls below the 66th Percentile at the end of any calendar quarter beginning 9 months after the Effective Date, then Affiliate's SMSA Territory Rights shall be in default. If Affiliate is not in default in at least one (1) of the succeeding (two) calendar quarters, then such default shall be deemed cured. If such default is not cured within that cure period, or if Affiliate's SMSA Territory Rights are in default more than 12 months during any 18 months period, then Affiliate's SMSA Territory Rights shall terminate immediately upon notice from USWeb.

Notwithstanding any of the provisions of Section D.2 of this Addendum, UsWeb shall not terminate Affiliate's SMSA Territory Rights earlier than 12 months after the Startup Date.

In conjunction with the purchase of these SMSA Territory Rights, Affiliate has acquired Rights of First Refusal for SMSA Territory Rights ("RFR/STR"), exercisable during the initial term of this Agreement, to purchase additional SMSA Territory Rights in the following identified SMSA(s) which is/are contiguous to the SMSA identified in paragraph B of this Addendum.

     ________________________________________________________________

     ________________________________________________________________

  In order to exercise these RFR/STR, Affiliate must be in good standing under this Agreement and this SMSA Territory Rights Addendum and otherwise qualified to acquire SMSA Territory Rights under USWeb's then-current criteria for granting SMSA Territory Rights. The RFR/STR may be exercised only once: if Affiliate declines to exercise this Right and USWeb enters into an Affiliate Agreement in the subject SMSA with the proposed USWeb Affiliate that was the subject of USWeb's notice to Affiliate, then the RFR/STR shall expire immediately.

All other terms and conditions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed, sealed, and delivered this Addendum effective on the day and year first above written.


USWEB CORPORATION                      AFFILIATE:



BY:                                    BY:

Name/Title                             Name/Title

DATE:                               DATE: